STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                         DIVISION OF CORORATIONS
                                                             09:00 AM 12/06/2001
                                                             010623952-3465483


                                STATE OF DELAWARE
                          CERTIFICATE OF INCORPORATION
                               A STOCK COPORATION



     FIRST The name of this Corporation is NEXGEN PUBLISHING GROUP INC.

     SECOND: Its Registered Office in tile State of Delaware is to be located at 15 Loockerman Street in the City of Dover County of Kent Zip Code 19904. The Registered Agent in charge thereof is Agents for Delaware Corporations Inc.

     THIRD. The purpose of this corporation is to engage in any lawful act of activity for which corporations may be organized under the Corporation Law of Delaware.

     FOURTH: The amount of of total authorized capital stock corporation is TWENTY THOUSAND DOLLARS divided into TWENTY MILLION SHARES of .001 CENT PAR VALUE each.

     FIFTH: The name. and mailing address at the incorporator are as follows:

         NAME: KARIN R. SLACUM
         MAILING ADDRESS:  P.O. BOX 841
         DOVER DE 19903-0841

     I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State Of Delaware do make, file; and record this Certificate and do certify that the facts herein are true, and I have accordingly hereunto set my hand this 6TH day of DECEMBER, 2001.


         /s/ Karin R. Slacum
         KARIN R. SLACUM
         INCORPORATOR